Exhibit 10.2

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2021 LONG TERM CASH INCENTIVE PROGRAM (OTP)

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2021 LONG TERM CASH INCENTIVE PROGRAM (OTP)

Section 1.Purpose.

The purpose of the Program is to set forth certain terms and conditions governing cash awards made under Atlas Air Worldwide Holdings, Inc.’s (“AAWW”) 2018 Incentive Plan (the “Plan”).  The Program shall be treated for all purposes as a sub-plan or arrangement for the grant of Cash Awards under the Plan and shall be subject to the Plan, which is incorporated herein by reference. The Program shall be effective as of January 1, 2021.  Capitalized terms not defined herein shall have the meanings given in the Plan.

Section 2.Definitions.

2.1.Award shall mean an opportunity to earn benefits under the Program.

2.2.Board shall mean the Board of Directors of AAWW.

2.3.Beneficiary shall mean a Participant’s beneficiary designated pursuant to Section 8.

2.4.Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.5.Committee shall mean the Compensation Committee of the Board.

2.6.Company shall mean AAWW or its operating subsidiaries, as applicable.

2.7.Eligible Participant shall mean any of the Chief Executive Officer, President, and Executive Vice Presidents of the Company, and such other Company officers as may from time to time be designated by the Committee.

2.8.OTP shall mean On-time Performance.

2.9.Participant shall mean any Eligible Participant during such Eligible Participant’s period of participation in the Program.

2.10.Performance Period shall mean each of (i) January 1, 2021 through and including March 31, 2022; (ii) January 1, 2022 through and including December 31, 2022; and (iii) January 1, 2023 through and including December 31, 2023, collectively (the “Performance Periods”).

2.11.Program shall mean this Atlas Air Worldwide Holdings, Inc. 2021 Long Term Cash Incentive Program (OTP), as it may be amended from time to time.

Section 3.Administration.

The Program shall be administered by the Committee in accordance with and subject to the provisions of Section 3 of the Plan.

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Section 4.Participation.

Each individual who is employed as an Eligible Participant on the first day of the first Performance Period (i.e., January 1, 2021) shall participate in the Program.

Section 5.Determination of Awards.

5.1.Target Bonus Award.  The target cash bonus payable under an Award for each Performance Period will be the amount established by the Committee for each Eligible Participant (the “Target Bonus Amount”).

5.2.On-Time Performance Goal.

(a)Payment of an Award is conditioned upon written certification by the Committee of satisfaction of the achievement of certain OTP goals for each Performance Period, as described in this Section 5.2. The actual amount payable pursuant to an Award for each Performance Period shall be the “Payable Amount.” OTP goals are based on achievement of a block-hour-weighted average performance of all ACMI, CMI, and AMC flying for each Performance Period.

(b)For those Company customer contracts with a financial premium / penalty structure in place, any month without a net financial penalty shall be considered having achieved the Maximum OTP goal.  Additionally, if the Company records a financial incentive for OTP in any month in any category, the amount of such incentive may offset a financial penalty in any other month in any other category.  If the amount of such incentive completely offsets the financial penalty for a particular month, such month shall not be considered a month in which a net financial penalty was incurred.  Furthermore, any penalties that may be determined to be a result of union motivated work disruptions, including in violation of the preliminary injunction issued by the Federal District Court for the District of Columbia on November 30, 2017 (the “Preliminary Injunction”), may not be counted.  The OTP level achievement for each customer will be calculated by dividing the count of months where the Maximum OTP goal is achieved, by the total months measured for that customer.

(c)For ACMI customer contracts without financial premiums or penalties associated with OTP, the OTP goal will be calculated on the basis of two (2) hours or less of arrival, and will be (i) a 15-month average figure for the first Performance Period and (ii) an annual average figure for the second and third Performance Periods.  For each Performance Period, (i) Threshold OTP goal will be 95.0% and will have a factor of 90%; (ii) Target OTP goal will be 96.0% and will have a factor of 100%; and (iii) Maximum OTP goal will be 97.0% and will have a factor of 110% (each such factor shall be an “OTP Percentage”). All intermediate values will be determined by straight line interpolation.  Such results will be adjusted to remove the impact of any delays attributable to union-motivated work disruptions that may be determined to be in violation of the Preliminary Injunction.

(d)It is expected that the Committee will calculate performance against the OTP goal for each Performance Period as provided below:

(1)Determine the actual performance of the OTP goal for the applicable Performance Period by calculating the block hour weighted average performance as outlined above;

(2)Determine the OTP Percentage based on the result of subsection (1) above; and

(3)Multiply the Participant’s Target Bonus Amount for the applicable Performance Period by the corresponding OTP Percentage.

Section 6.Payment of Awards under this Program.

6.1.General.  A Participant will be entitled to receive payment, if any, under an Award for the relevant Performance Period if the Participant’s employment continues through the last day of such Performance Period, subject to the provisions set forth in this Section 6 and Section 7. A Participant will receive an Award for each applicable Performance Period in the manner and at the times set forth in Sections 6 and 7 hereof.

6.2.Time of Payment.  In connection with the completion of each Performance Period, the Committee shall certify whether and at what level the OTP goal has been achieved.  For the purposes of this Program, the term “Determination Date” means the date on which the Committee makes such certification. Any amount payable with respect to an Award for each Performance Period shall be paid by the Company within two weeks following the Determination Date, but in no event later than March 15 of the calendar year immediately following the end of the applicable Performance Period.

6.3.Form of Payment.  All Payable Amounts for an Award shall be paid in cash.

6.4.Termination of Employment.

(a)General.  Except as provided otherwise in this Section 6.4 or Section 7, a Participant whose Employment terminates for any reason prior to the last day of the applicable Performance Period shall forfeit such Award.

(b)Termination by Reason of Death or Disability; Termination by the Company Not For Cause; Termination due to Good Reason. In the event of the termination of the Participant’s Employment (i) due to death, (ii) by the Company by reason of the Participant’s Disability (as defined below), (iii) by reason of an involuntary termination by the Company not for Cause (as defined below), or (iv) by the Participant for Good Reason, in each case occurring after the commencement of the applicable Performance Period, but before the end of the applicable Performance Period and before the occurrence of a Change in Control of AAWW (as defined below), the portion of the Award that will be payable is calculated by dividing the number of days from the commencement of the applicable Performance Period until the date of such termination of Employment, by the total number of days in the applicable Performance Period, and multiplying that fraction by the Payable Amount in respect of the applicable Performance Period.  Subject to Section 7, the reduced (prorated) Award, if any (calculated as provided in Section 5.2) shall not be payable until after the Determination Date in accordance with Section 6.2 above.

(c)Definitions.  For purposes of this Program:

(1)A termination of Employment shall be deemed to be by reason of “Disability” if immediately prior to such termination of Employment, the Participant shall have been continuously disabled from performing the duties assigned to the Participant for a period of not less than six consecutive calendar months, in which case such Disability shall be deemed to have commenced on the date following the end of such six consecutive calendar month period; and

(2)“Cause” shall mean (i) the Participant’s refusal or failure (other than during periods of illness or disability) to perform the Participant’s material duties and responsibilities to the Company, (ii) the conviction or plea of guilty or nolo contendere of the Participant in respect of any felony, other than a motor vehicle offense, (iii) the commission of any act which causes material injury to the reputation, business or business relationships of the Company including, without limitation, any breach of written policies of the Company with respect to trading in securities, (iv) any other act of fraud, including, without limitation, misappropriation, theft or embezzlement, or (v) a violation of any applicable material policy of the Company, including, without limitation, a violation of the laws against workplace discrimination.

(3)“Good Reason” means (i) a material reduction in the Participant’s annual base salary, percentage target bonus opportunity, or target long-term incentive award opportunity, in each case as then in effect, or other material benefits provided to officers of the Company, except where such reduction is part of a general reduction in salary or benefits by the Company or (ii) a material reduction in the Participant’s title or job responsibilities; provided, however, that a Participant will be treated as having resigned due to Good Reason only if he or she provides the Company with a notice of termination within 90 days of the initial existence of one of the conditions described above, following which the Company shall have 30 days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, the Participant must terminate his or her Employment not later than 30 days following the end of such cure period.”

(d)Retirement of the Chief Executive Officer.  In the event of a termination of Employment of the Chief Executive Officer of the Company (the “Chief Executive Officer”) by reason of the Chief Executive Officer’s Retirement (as defined below) occurring after the date hereof and before the end of the applicable Performance Period and before the occurrence of a Change in Control of AAWW, the Payable Amount shall be payable as if the Chief Executive Officer’s Employment had continued through the completion of the final Performance Period.  Subject to Section 7, the Payable Amount, if any (calculated as provided in Section 5.2) shall not be delivered until after the Determination Date.  For purposes of this Program, “Retirement” shall mean a termination of the Chief Executive Officer’s Employment with the Company for any reason other than Cause on or after the Chief Executive Officer’s attainment of age sixty

(60) and ten (10) years of service with the Company; provided, however, that a voluntary resignation from Employment shall not be considered Retirement for purposes of the Program unless (1) the Chief Executive Officer shall have given not less than six (6) months’ advance written notice of such proposed retirement to the Chair of the Board (or such lesser period of notice as may be determined by the Board) and (2) a majority of the members of the Board (disregarding the Chief Executive Officer’s membership on the Board for these purposes) has approved such proposed retirement as a Retirement entitling the Chief Executive Officer to vesting under this Section 6.4(d) or Section 7, as applicable.

(e)Other Terminations of Employment.  Except as provided in this Section 6.4 or in Section 7, any termination of Employment of the Participant occurring prior to the end of a Performance Period (including a termination of Employment initiated by the Company or the Participant) shall result in the immediate and automatic termination and forfeiture of any unvested portion of the Award.

Section 7.Change in Control.

7.1.Vesting; Determination of Payable Amount.  Immediately following a Change in Control of AAWW unless in connection therewith an Award is assumed (or a substitute award granted) pursuant to Section 7(a)(1) of the Plan, if any portion of any Award is then outstanding, the OTP goal for each remaining Performance Period shall be deemed to have been satisfied in full based on assumed achievement at the maximum achievement level (the “Deemed CIC Achievement”) and the Company shall pay to the Participant (except with respect to the Chief Executive Officer, as provided below), in full satisfaction of its obligations with respect thereto, cash in an amount equal to the Payable Amount in respect of each remaining Performance Period on the basis of such Deemed CIC Achievement, within ten (10) days following the Change in Control of AAWW.  Notwithstanding the immediately preceding sentence, if in connection with the Change in Control of AAWW, an Award is assumed (or a substitute award granted) pursuant to Section 7(a)(1) of the Plan, then such Award shall become payable (except with respect to the Chief Executive Officer) only if (A) the Participant’s Employment continues until the end of the applicable Performance Period, in which case the assumed Award will become payable at the end of each applicable Performance Period, or (B) there is a Change in Control Termination before the end of the final Performance Period, in which case any unvested portion of this Award will become fully payable in connection with the Change in Control Termination.  The Company shall pay to the Participant the vested unpaid portion of the Payable Amount on the basis of the Deemed CIC Achievement within ten (10) days following the earliest of (x) the period specified in (A), (y) the time specified in (B), and (z) in the event a termination of Employment described in Section 6.4(b) has occurred prior to such Change in Control of AAWW, the Change in Control of AAWW.  Solely in the case of the Chief Executive Officer, in the event of a Change in Control of AAWW, the Company shall pay the Payable Amount in respect of any Performance Period that has not ended as of the date of the Change in Control of AAWW, on the basis of the Deemed CIC Achievement, upon the earliest of (1) as soon as practicable following the end of the applicable Performance Period, but in any event no later than March 15 of the calendar year immediately following such Performance Period, (2) within ten (10) days following such Change in Control of AAWW, if such Change in Control of AAWW occurs following a termination of the Chief Executive Officer’s Employment as described in Section 6.4(b) or Section 6.4(d), and (3) within ten (10) days following a Change in Control Termination.

7.2.Definitions.  For purposes of this Program, the following definitions shall apply:

(a)“Change in Control Termination” means the termination of a Participant’s Employment following a Change in Control of AAWW (i) by the Company and its subsidiaries not for Cause, (ii) by the Participant for Change in Control Good Reason, (iii) by reason of the Participant’s death or Disability, or (iv) solely in the case of the Chief Executive Officer, by reason of his Retirement which is approved by a majority of the members of the Board (disregarding the Chief Executive Officer’s membership on the Board for these purposes) in accordance with Section 6.4(d) hereof.

(b)“Change in Control of AAWW” shall mean the occurrence of any of the following:

(1)  any “person” (as used herein, as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof) or “group” (as used herein, as defined in Section 13(d) of the Exchange Act), acquires ownership or beneficial ownership of Company securities that, together with securities held by such person or group, constitutes more than 50% of the total fair market value of the issued and outstanding shares or the total voting power of  the Company;

(2)  any “person” or “group,” during the 12-month period ending on the date of the most recent acquisition by such “person” or “group” acquires ownership of Company securities that constitute 30% or more of the total fair market value of the issued and outstanding shares or the total voting power of  the Company;

(3)  the replacement of a majority of members of the Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the appointment or election;

(4)  the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company; or

(5)  the consummation of a complete liquidation or dissolution of the Company.

For purposes of determining whether a Change in Control of AAWW has occurred (i) shares of the Company received upon conversion of an option or warrant is considered to be an acquisition of shares of the Company and (ii) in the event the persons who were beneficial owners of Company shares immediately prior to the consummation of a merger, share exchange, business combination or other similar corporate transaction continue to beneficially own, directly or indirectly, more than 50% of total fair market value of the issued and outstanding shares or the total voting power of the Company

(including a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such consummation of such transaction, such transaction shall not constitute a Change in Control of AAWW.

Notwithstanding anything to the contrary herein, with respect to any amounts payable hereunder that constitute deferred compensation for purposes of Section 409A, such payment or settlement may accelerate upon a Change in Control of AAWW for purposes of this Program only if such Change in Control of AAWW also constitutes a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) (it being understood that vesting of amounts payable hereunder may accelerate upon a Change in Control of AAWW, even if payment of such amounts may not accelerate pursuant to this sentence).

(c)“Change in Control Good Reason” means (i) a material reduction in a Participant’s duties and responsibilities from those of the Participant’s most recent position with the Company, (ii) a reduction of a Participant’s aggregate salary, benefits and other compensation (including incentive opportunity) from that which the Participant was most recently entitled during Employment with the Company other than in connection with a reduction as part of a general reduction applicable to all similarly-situated Participants of the Company, or (iii) a relocation of a Participant to a position that is located greater than 40 miles from the location of such Participant’s most recent principal location of Employment; provided, however, that a Participant will be treated as having resigned for Change in Control Good Reason only if he or she provides the Company with a notice of termination within 90 days of the initial existence of one of the conditions described above, following which the Company shall have 30 days from the receipt of the notice of termination to cure the event specified in the notice of termination and, if the Company fails to so cure the event, the Participant must terminate his or her Employment not later than 30 days following the end of such cure period.

Section 8.Beneficiary Designation.

8.1.Designation and Change of Designation.  Each Participant shall file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive the Award, if any, payable under the Program upon the Participant’s death.  A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company.  The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt.

8.2.Absence of Valid Designation.  If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the Participant’s estate shall be deemed to have been designated as the Participant’s Beneficiary and shall receive the payment of the amount, if any, payable under the Program upon the Participant’s death.  If the Company is in doubt as to the right of any person to receive such amount, the Company may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Company may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Program and the Company therefor.

Section 9.General Provisions.

9.1.Program to be Unfunded.  The Program is intended to constitute an unfunded incentive compensation arrangement.  Nothing contained in the Program, and no action taken pursuant to the Program, shall create or be construed to create a trust of any kind.  A Participant’s right to receive an Award shall be no greater than the right of an unsecured general creditor of the Company.  All Awards shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards.  There shall not vest in any Participant or Beneficiary any right, title, or interest in and to any specific assets of the Company.

9.2.Section 409A of the Code.  Awards under the Program are intended to be exempt from, or comply with, the requirements of Section 409A of the Code and shall be construed and administered accordingly.  Notwithstanding anything to the contrary in this Program, if at the time of the Participant’s termination of employment, the Participant is a “specified employee,” as defined below, any and all amounts payable under this Program on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Section 1.409A-1(b) of the Treasury Regulations, as determined by the Company in its reasonable good faith discretion or (B) other amounts or benefits that are not subject to the requirements of Section 409A.  For purposes of this Program, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations.  Notwithstanding anything to the contrary in the Program, neither the Company, nor any affiliate, nor the Committee, nor any person acting on behalf of the Company, any affiliate, or the Committee, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to be exempt from the requirements of Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 9.2 shall limit the ability of the Committee or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

9.3.Section 280G of the Code.  Notwithstanding any other provision in this Program or any other agreement, contract, or understanding entered into by any Participant with the Company or any of its subsidiaries, in the event that it is determined by the reasonable computation by a nationally recognized certified public accounting firm that shall be selected by the Company (the “Accountant”) that the aggregate amount of the payments, distributions, benefits and entitlements of any type payable by the Company or any subsidiary to or for a Participant’s benefit under this Program or any other formal or informal plan or other arrangement, contract or understanding (including any payment, distribution, benefit or entitlement made by any person or entity effecting a change of control), in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute Payments”) that, but for this Section 9.3 would be payable to the Participant, exceeds the greatest amount of Parachute Payments that could be paid to the Participant without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest or penalties, being hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Parachute Payments payable to the Participant shall not exceed the amount which produces the greatest after-tax benefit to the Participant after taking into account any Excise Tax to be payable by the Participant.  For the avoidance of doubt, this provision will reduce the amount of Parachute Payments otherwise payable to the Participant, if doing so would place the Participant in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments).  The Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case in reverse order beginning with payments or benefits which are to be paid the furthest in time from the date of the Accountant’s determination.

9.4.Rights Limited.  Nothing contained in the Program shall give any Eligible Participant the right to continue in the employment of the Company, or limit the right of the Company to discharge an Eligible Participant.

9.5.Governing Law.  The Program shall be construed and governed in accordance with the laws of the State of New York.

9.6.Taxes.  There shall be deducted from all amounts paid under the Program all federal, state, local and other taxes required by law to be withheld with respect to such payments.

9.7.Amendment, Suspension, or Termination.  The Committee reserves the right to amend, suspend, or terminate the Program at any time. Without limiting the generality of the foregoing, the Committee reserves the right to reduce any Award granted under the Program in the event the Committee determines in its sole discretion that such action is necessary or advisable in order to maintain the Company's compliance with the terms of the Coronavirus Aid, Relief, and Economic Security Act and any applicable guidance issued thereunder or any agreement entered into by the Company or any of affiliate thereunder, in each case as may be amended from time to time.

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